EXHIBIT 99.1

Steinway Adopts Stockholder Rights Plan

WALTHAM, MA — September 26, 2011 — Steinway Musical Instruments, Inc. (NYSE: LVB), today announced that its Board of Directors has adopted a Stockholder Rights Plan under which stockholders will receive rights to purchase shares of a new series of preferred stock. The rights will be distributed to all stockholders of record of the Company’s common stock as of October 7, 2011.

The plan was adopted to insure the fair and equal treatment of Steinway’s stockholders in connection with any initiative to acquire effective control of the Company. It is intended to reduce the likelihood that any person or group would gain control of Steinway by open market accumulation or otherwise without paying a control premium for all common stock. Because the rights may be redeemed by the Board under certain circumstances, they will not prevent the Board from considering any transaction that is determined by the Board to be fair, advisable and in the best interests of all of Steinway’s stockholders.

To effect the plan, the Board declared a dividend of one right on each outstanding share of the Company’s common stock. The rights become exercisable if any person or group acquires 10% or more (or, in the case of Samick Musical Instruments Co., Ltd. and its affiliates, 35% or more) of Steinway’s common stock.

If the rights become exercisable, each right will initially entitle the holder to acquire one one-hundredth (1/100) of a share of a new series of preferred stock at an exercise price of $75 per right. In addition, under certain circumstances, the rights will entitle the holders (other than the person or group triggering the rights) to buy shares of Steinway’s common stock with a cumulative market value of two times the exercise price at a 50% discount off the then current price. Because the rights of any person or group acquiring the specified ownership percentage become void, that person or group would be subject to significant dilution in their holdings.

Until the rights become exercisable, they will not be evidenced by separate certificates and will trade automatically with the Company’s common stock. The rights will expire on September 26, 2021, unless extended or earlier redeemed or exchanged by Steinway pursuant to the terms of the plan.

Further details about the plan will be contained in a Form 8-K to be filed by the Company with the Securities and Exchange Commission.

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is a global leader in the design, manufacture, marketing and distribution of high quality musical instruments. These products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos. Through its online music retailer, ArkivMusic, the Company also produces and distributes classical music recordings. For more information about Steinway Musical Instruments, Inc. please visit the Company’s website at www.steinwaymusical.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events. The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release. Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact:	Julie A. Theriault
Telephone:	781-894-9770
Email:	ir@steinwaymusical.com